NOTE PURCHASE AGREEMENT

This Note Purchase Agreement (the “Agreement”) is made and entered into as of November 6, 2012 by and among BioDrain Medical, Inc., a Minnesota corporation (the “Company”), and Dr. Samuel Herschkowitz or his designees (the “Purchaser”).

WHEREAS, the Company currently requires funds to help finance its operations as it pursues its next round of equity financing; and

WHEREAS, the Purchaser is willing to advance funds to the Company in exchange for the issuance to the Purchaser of a promissory note evidencing the Company’s obligation to repay the Purchaser’s loan of the advanced funds, together with the issuance to the Purchaser of certain equity in the Company, all as provided in this Agreement.

NOW THEREFORE, the parties hereto hereby agree as follows:

Article I

PURCHASE, SALE AND TERMS OF NOTE

1.01     The Note. The Company has authorized the issuance and sale to the Purchaser of the Company’s Promissory Note in the original principal amount of $27,500 (the “Principal Amount”). The Promissory Note shall be in the form set forth as Exhibit A hereto and is herein referred to as the “Note”, which term shall also include any notes delivered in exchange or replacement therefor.

1.02     Purchase and Sale of Note. The Company agrees to issue and sell to the Purchaser, and, subject to and in reliance upon the representations, warranties, covenants, terms and conditions of this Agreement, and the Purchaser agrees to purchase the Note. Such purchase and sale shall take place at a closing (the “Closing”) to be held at the offices of Goodwin Procter LLP, 620 Eighth Avenue, New York, New York, on the date hereof at 12:00 p.m., New York City time, or at such other time or place as may be mutually agreed upon by the Company and the Purchaser. Subject to Section 5.11, at the Closing, the Purchaser will deliver to the Company the Principal Amount, by (i) a check payable to the Company’s order, (ii) wire transfer of funds to the Company, or (iii) any combination of the foregoing. At the Closing, the Company will issue and deliver to the Purchaser the duly executed Note in the Principal Amount.

1.03     No Usury. This Agreement and the Note issued pursuant to the terms of this Agreement are hereby expressly limited so that in no event whatsoever, whether by reason of deferment or advancement of loan proceeds, acceleration of maturity of the loan evidenced hereby, or otherwise, shall the amount paid or agreed to be paid to the Purchaser hereunder for the loan, use, forbearance or detention of money exceed the maximum interest rate permitted by the laws of the State of New York. If at any time the performance of any provision hereof or the Note involves a payment exceeding the limit of the price that may be validly charged for the loan, use, forbearance or detention of money under applicable law, then automatically and retroactively, ipso facto, the agreed upon interest rate as set forth in the Note shall be reduced to such limit, it being the specific intent of the Company and the Purchaser that all payments under this Agreement or the Note are to be credited first to interest as permitted by law, but not in excess of (i) the agreed rate of interest set forth in the Note, or (ii) that permitted by law, whichever is the lesser, and the balance toward the reduction of principal. The provisions of this paragraph shall never be superseded or waived and shall control every other provision of this Agreement and the Note.

1.04     Issuance of Bonus Equity. Promptly but in no event later than five (5) Business Days following the date hereof, the Company shall issue to the Purchaser a stock certificate evidencing all of the shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), comprising the Equity Bonus registered in the name of the Purchaser or its designee. “Equity Bonus” means a number of shares of Common Stock with an aggregate Market Value equal to 75% of the Principal Amount. “Market Value” means $0.10 per share of Common Stock. The Purchaser shall have no obligation to provide any additional consideration to the Company for the issuance of the Equity Bonus. The Company shall authorize and reserve sufficient shares of the Company’s capital stock to be issued upon the issuance of the Equity Bonus. The shares of Common Stock comprising the Equity Bonus shall be included in any registration of shares of Common Stock under the Securities Act of 1933, as amended (the “Securities Act”), occurring after the date hereof.

Article II

CONDITIONS TO PURCHASER’S OBLIGATIONS

The obligation of the Purchaser to purchase and pay for the Note at the Closing is subject to the fulfillment or waiver, on or before the Closing, of each of the following conditions:

2.01     Representations and Warranties. Each of the representations and warranties of the Company set forth in Article III hereof shall be true in all material respects on the date of the Closing.

2.02     Performance by the Company. The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before each Closing and shall have obtained all approvals, consents and qualifications necessary to complete the purchase and sale described herein.

2.03     Seniority of Obligations Under Note. The Company shall have delivered to Purchaser either (i) evidence satisfactory to Purchaser in its sole discretion that all debts of the Company have been repaid and that all related liens, encumbrances or other security interests of any nature have been discharged and released, in each case except for the obligations under the promissory notes in the aggregate principal amount of not more than $1,000,000 described in Exhibit B hereto (the “Permitted Notes”) or (ii) executed subordination agreements in form and substance satisfactory to Purchaser in its sole discretion from all holders of any indebtedness of the Company other than the holders of the Permitted Notes.

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2.04     Delivery of Note. The Company shall have executed and delivered to the Purchaser the Note, in the form attached as Exhibit A hereto, evidencing the Company’s indebtedness in the Principal Amount.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchaser as follows, each of which representation and warranty is true and correct as of the date hereof:

3.01     Organization, Qualifications and Corporate Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota and is duly licensed or qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such licensing or qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect (as defined below) on the business or assets of the Company. “Material Adverse Effect” shall mean any event, change, violation, inaccuracy, circumstance or effect that is, individually or in the aggregate, materially adverse to the condition (financial or otherwise), capitalization, properties, employees, assets (including intangible assets), business, operations or results of operations of the Company. The Company has the corporate power and authority to own and hold its properties and to carry on its business as now conducted and as presently proposed to be conducted, to execute, deliver and perform this Agreement and to issue, sell and deliver the Note. The Company does not own any equity interest, directly or indirectly, in any other entity, has never owned any such equity interest, and has never operated as a subsidiary or division of another entity.

3.02     Authorization of Agreements, Etc. The execution and delivery by the Company of this Agreement and the performance by the Company of its obligations hereunder and the issuance, sale and delivery of the Note have been duly authorized by all requisite corporate action and will not violate any provision of law, any order of any court or other agency of government, the Certificate of Incorporation of the Company, as amended, or the Bylaws of the Company, as amended, or will not result in a violation of any provision of any indenture, agreement or other instrument to which the Company, or any of its properties or assets is bound, or conflict with, result in a material breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge, restriction, encumbrance, or, to the Company’s knowledge, claim of any nature whatsoever upon any of the properties or assets of the Company, the result of any of which would have a material adverse effect on the business of the Company.

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3.03     Validity. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The Note, when executed and delivered in accordance with this Agreement, will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms. The Note and the shares comprising the Equity Bonuses, when issued and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable.

3.04     Litigation. Except as described in Exhibit C hereto, there is no action, suit, claim, proceeding or investigation pending or, to the Company’s knowledge, threatened against or affecting the Company or any of its properties, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action or suit by the Company pending, threatened or contemplated against others.

3.05     Material Adverse Effect. Since December 31, 2011, there has occurred no Material Adverse Effect, except as described in the Company’s Form 10-Q for the quarter ended March 31, 2012.

3.06     Complete Disclosure. As of the Closing, the Company has made available to the Purchaser all the information that the Purchaser has requested in making his decision to acquire the Note. To the Company’s knowledge, neither this Agreement nor any other documents or certificates furnished or to be furnished in connection herewith, when taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. The Company does not represent or warrant that it will achieve any financial projections provided to the Purchaser and represents only that such projections were made in good faith.

3.07     SEC Filings; Financial Statements. The Company has filed all forms, reports and documents (the “Company SEC Reports”) required to be filed by it with the Securities and Exchange Commission (the “SEC”). As of any date, the Company will be deemed to have timely filed a report if (a) it complies with the requirements for an extension of the time for filing such report under the SEC’s rules and regulations or (ii) it would qualify for a “grace period” for particular items of Form 8-K reports under General Instruction 1.A.4 of Form S-3 under the Securities Act. The Company SEC Reports (i) were prepared in accordance with either the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports are correct in all material respects, present fairly the financial condition and operating results of the Company as of the date(s) and during the period(s) indicated therein, and have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the period indicated. Except as set forth in the most recent financial statements contained in the Company SEC Reports, the Company does not have any material liability (whether accrued, contingent or otherwise) other than liabilities not of the type required by GAAP to be reflected or reserved on a balance sheet prepared in accordance with GAAP.

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3.08     Collateral. The Company is the sole legal and beneficial owner of the Collateral and has the right to pledge, sell, assign or transfer the same. This Agreement creates a valid security interest in favor of the Purchaser in the Collateral and, when properly perfected by filing, shall constitute a valid and perfected, first priority security interest in the Collateral, free and clear of all liens or encumbrances of any kind.

Article IV

COVENANTS

4.01     Security. (a)  As security for its obligations to the Purchaser under the Note, the Company hereby grants to the Purchaser a continuing security interest in, and a right to set off against, any and all right, title and interest of the Company in and to (i) all letters patent of the United States or any other country and all reissues and extensions thereof, (ii) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, in each case whether now owned or existing or owned, acquired or arising hereafter, (the assets described in the foregoing clauses (i) and (ii) being collectively the “Patents”), (iii) any agreement, whether written or oral, providing for the grant by the Company of any right to manufacture, use or sell any invention covered by a Patent (the “Patent Licenses”), (iv) any proceeds of any of the Patents or Patent Licenses (the “Proceeds”) and (v) any accounts receivable of the Company (such accounts receivable, together with the Proceeds, the Patents and Patent Licenses, being the “Collateral”). The Company shall not sell, transfer, assign or encumber in any manner any of the Patents or Patent Licenses without the prior written consent of the Purchaser.

(b) The Company shall execute and deliver to the Purchaser such agreements, assignments or instruments (including affidavits, notices, reaffirmations and amendments and restatements of existing documents) and do all such things, in each case as the Purchaser may reasonably deem necessary or appropriate, to assure to the Purchaser its security interests hereunder, including (i) such instruments as the Purchaser may from time to time reasonably request in order to perfect and maintain the security interests granted hereunder in accordance with the Uniform Commercial Code in effect from time to time in the State of New York or the applicable jurisdiction with respect to any applicable Collateral (the “UCC”) and (ii) with respect to the Patents, a Notice of Grant of Security Interest in Patents for filing with the United States Patent and Trademark Office.

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(c) In addition to the rights and remedies hereunder and under the Note, the Purchaser may, in compliance with Sections 9-620 and 9-621 of the UCC or otherwise complying with the requirements of applicable law of the relevant jurisdiction, accept or retain the Collateral in satisfaction of the Secured Obligations. Unless and until the Purchaser shall have provided such notices, however, the Purchaser shall not be deemed to have retained any Collateral in satisfaction of any Secured Obligations for any reason. In the event that the proceeds of any sale, collection or realization of the Collateral are insufficient to pay all amounts to which the Purchaser is legally entitled, the Company shall be liable for the deficiency, together with interest, together with the costs of collection and the fees, charges and disbursements of counsel.

4.02     Use of Proceeds. The proceeds of the purchase of the Note by the Purchaser shall be used by the Company solely to repay outstanding indebtedness of the Company to its secured creditors.

Article V

MISCELLANEOUS

5.01     No Waiver; Cumulative Remedies. No failure or delay on the part of any party to this Agreement in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

5.02     Amendments, Waivers and Consents. Any provision in this Agreement to the contrary notwithstanding, changes in or additions to this Agreement or the Note may be made, and compliance with any covenant or provision herein or therein set forth may be omitted or waived, if the Company shall obtain consent thereto in writing from the Purchaser.

5.03     Addresses for Notices, etc. Any notice required or permitted hereunder shall be given in writing and shall be conclusively deemed effectively given upon personal delivery or delivery by courier, or after transmission if sent by confirmed facsimile transmission, in each case addressed as set forth below each party’s name on the signature page of this Agreement, or at such other address as the Company or the Purchaser may designate by advance written notice to the other party hereto.

5.04     Binding Effect; Assignment. The terms and conditions of this Agreement shall be binding upon and inure to the benefit of the Company and the Purchasers and their respective heirs, successors and assigns. The Company shall not assign this Agreement without the prior written consent of the Purchaser. The Purchaser may, at any time, assign this Agreement without the consent of the Company.

5.05     Headings; Interpretation. In this Agreement, (i) the meaning of defined terms shall be equally applicable to both the singular and plural forms of the terms defined; (ii) the captions and headings are used only for convenience and are not to be considered in construing or interpreting this Agreement and (iii) the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”. All references in this Agreement to sections, paragraphs, exhibits and schedules shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto, all of which exhibits and schedules are incorporated herein by this reference. “Business Day” means a weekday on which banks are open for general banking business in New York City, New York.

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5.06     No Finder’s Fees. Each party represents that it neither is nor will be obligated for any finder’s or broker’s fee or commission in connection with the transactions contemplated by this Agreement. The Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee (and any asserted liability) for which the Purchaser is responsible. The Company agrees to indemnify and hold harmless the Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee (and any asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

5.07     Survival of Representations and Warranties. All representations and warranties made in this Agreement or the Note or any other instrument or document delivered in connection herewith or therewith, shall survive the execution and delivery hereof or thereof, and the Closing, and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Purchaser or the Company, as the case may be.

5.08     Prior Agreements. This Agreement constitutes the entire agreement between the parties and supersedes any other prior understandings or agreements concerning the subject matter hereof.

5.09     Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

5.10     Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

5.11     Payment of Fees. All reasonable and documented expenses, including legal fees and out of pocket expenses of counsel for the Purchaser, related to the financing to which this Agreement and the Note relate, incurred by the Purchaser, up to an aggregate maximum amount of $5,000 (which amount may, at the Purchaser’s discretion, be withheld from any amount required to be paid to the Company pursuant to Section 1.02), shall be promptly paid by the Company. The Company shall bear and be responsible for all legal and filing fees and other expenses associated with the issuance of the Equity Bonus and the legal and other fees associated with the preparation and filing with the SEC of any Schedule 13D or other filings that may be required to be filed by the Purchaser or its affiliates in connection with the issuance of any portion of the Equity Bonus.

5.12     Counterpart; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement may be executed and delivered by facsimile, or by e-mail in portable document format (.pdf) and delivery of the signature page by such method will be deemed to have the same effect as if the original signature had been delivered to the other parties.

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5.14     Entire Agreement. This Agreement, together with the exhibit hereto and the Note, constitute the entire agreement and understanding of the parties with respect to the subject matter hereof and supersede any and all prior negotiations, correspondence, agreements, understandings duties or obligations between the parties with respect to the subject matter hereof.

5.15     Further Assurances. From and after the date of this Agreement, the Company and the Purchaser shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day, month and year first above written.

BIODRAIN MEDICAL, INC.

By:
Name
Title

Address:

Dr. Samuel Herschkowitz

Address:

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EXHIBIT A

Form of Note

CONVERTIBLE PROMISSORY NOTE

THIS CONVERTIBLE PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. NEITHER THIS CONVERTIBLE PROMISSORY NOTE NOR ANY SECURITIES ISSUABLE UPON THE CONVERSION HEREOF MAY BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM.

$27,500	NOVEMBER 6, 2012

Subject to the terms and conditions of this Note, for value received, BIODRAIN MEDICAL, INC., a Minnesota corporation (the “Borrower”), hereby promises to pay to Dr. Samuel Herschkowitz (the “Lender”), the principal sum of Twenty-Seven Thousand Five Hundred Dollars ($27,500) (the “Principal Amount”), together with interest thereon accruing on and from the date hereof until the entire Balance is paid, at an annual rate (subject to Section 6 below) equal to twenty percent (20.0%). Interest shall be calculated based on a 365-day year, compounded annually, but in no event shall the rate of interest exceed the maximum rate, if any, allowable under applicable law. “Balance” means, at the applicable time, the sum of all then outstanding principal of this Note, all then accrued but unpaid interest and all other amounts then accrued but unpaid under this Note.

This promissory note (the “Note”) is issued by the Borrower pursuant to that certain Note Purchase Agreement dated as of the date hereof (the “Purchase Agreement”), entered into between the Borrower and the Lender, and is subject to, and Borrower and Lender shall be bound by, all the terms, conditions and provisions of the Purchase Agreement. This Note shall become due and payable on the earliest of (i) April 6, 2013, and (ii) the date that is six (6) months following the date of the Closing (as defined in the Purchase Agreement) (such earliest date being the “Maturity Date”). Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

The following is a statement of the rights of Lender and the terms and conditions to which this Note is subject and to which the Lender, by acceptance of this Note, agrees:

1.         Payment. The principal amount of this Note, all accrued and unpaid interest and all other amounts accrued under this Note shall, on the Maturity Date, be payable in cash. No interest shall be payable other than as set forth in the preceding sentence. All payments on account of principal and interest shall be made in lawful money of the United States of America at the principal office of the Lender, or such other place as the holder hereof may from time to time designate in writing to the Borrower.

2.         Prepayment. Borrower may prepay this Note in whole or in part before it becomes due but in the event this Note is prepaid in whole prior to the Maturity Date, Borrower shall be required to prepay interest on the entire principal amount of this Note through the Maturity Date.

3.          Application of Payments. All payments will be applied first to the repayment of accrued fees and expenses under this Note, then to accrued interest until all then outstanding accrued interest has been paid in full, and then to the repayment of principal until all principal has been paid in full. If after all applications of such payments have been made as provided in this paragraph, then the remaining amount of such payments that are in either case in excess of the aggregate Balance shall be returned to Borrower.

4.         Transfer and Exchange. The holder of this Note may, prior to the Maturity Date, surrender such Note at the principal office of the Borrower for transfer or exchange. Within a reasonable time after notice to the Borrower from such holder of its intention to make such exchange and without expense to such holder, except for any transfer or similar tax which may be imposed on the transfer or exchange, the Borrower shall issue in exchange therefor another note or notes for the same aggregate principal amount as the unpaid principal amount of the Note so surrendered, having the same maturity and rate of interest, containing the same provisions and subject to the same terms and conditions as the Note so surrendered. Each new Note shall be made payable to such person or persons, or transferees, as the holder of such surrendered Note may designate, and such transfer or exchange shall be made in such a manner that no gain or loss of principal or interest shall result therefrom. The Borrower may elect not to permit a transfer of the Note if it has not obtained reasonably satisfactory assurance that such transfer: (a) is exempt from the registration requirements of, or covered by an effective registration statement under, the Securities Act of 1933, as amended, and the rules and regulations thereunder and (b) is in compliance with all applicable state securities laws, including without limitation receipt of an opinion of counsel, which opinion shall be reasonably satisfactory to the Borrower.

5.          New Note. Upon receipt of evidence reasonably satisfactory to the Borrower of the loss, theft, destruction or mutilation of the Note, the Borrower will issue a new Note, of like tenor and amount and dated the date to which interest has been paid, in lieu of such lost, stolen, destroyed or mutilated Note, and in such event the Lender agrees to indemnify and hold harmless the Borrower in respect of any such lost, stolen, destroyed or mutilated Note.

6.         Mandatory Conversion. Upon the occurrence of a Fundamental Transaction (as defined below), the Borrower shall have the right, at its option, at any time and from time to time, so long as any amount remains payable under this Note, to convert all of the outstanding principal amount and accrued interest hereunder (the “Outstanding Amount”) into shares of Common Stock at a conversion price per share equal to the weighted average trading price of the Common Stock during the ten (10) trading days immediately preceding the date of such Fundamental Transaction (the “Conversion Price”). In the event that such Fundamental Transaction is a merger or consolidation of the Borrower with or into another corporation or entity, the Purchaser shall be entitled to receive upon conversion of the Outstanding Amount, the number of shares of stock or other securities of the Borrower, or of the successor corporation resulting from such merger or consolidation, which a holder of the number of shares of Common Stock into which this Note was convertible immediately prior to such transaction would have been entitled to receive as a result of such merger or consolidation. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the Purchaser after such merger or consolidation to the end that the provisions of this Section 6 (including adjustment of the number of shares of Common Stock issuable upon conversion of this Note) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable. “Fundamental Transaction” means (i) a merger or consolidation of the Borrower with or into another corporation or entity, (ii) a sale of all or substantially all of the Borrower’s properties and assets to any other person, or (iii) the sale, transfer or assignment of not less than fifty percent (50%) of the Borrower’s then issued and outstanding shares of Common Stock by the beneficial owners thereof to a person or persons that are not Affiliates (as defined below) of such beneficial owners. “Affiliate” means, when used with respect to a specified person, another person that either directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

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7.         Mechanics of Conversion. In order to cause the conversion described in Section 6, the Borrower shall provide to the Purchaser a written notice (a “Conversion Notice”) stating that a Fundamental Transaction has occurred and setting forth the Conversion Price. Within five (5) Business Days of receipt of such Conversion Notice, the Purchaser shall surrender the Note to the Borrower on any Business Day during normal business hours at the address of the Borrower set forth on the signature page hereof, together with a notice setting forth the name or names in which the certificate or certificates for shares of Common Stock to be issued upon such conversion shall be issued. No fractional shares shall be issued on any conversion hereunder. As promptly as practicable but in no event later than five (5) Business Days after the receipt of the surrender to the Borrower of the Note, the Borrower shall issue and deliver to the Purchaser a certificate or certificates for the number of shares of Common Stock issuable upon such conversion. Such conversion shall be deemed to have been effected at the close of business on the date on which the Borrower receives the Conversion Notice and the person or persons in whose name or names any certificate or certificates for shares of Common Stock issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby on such date.

8.         No impairment. The Borrower will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action avoid the observance or performance or any of the terms to be observed or performed hereunder by the Borrower, but at all times and in good faith will assist in the carrying out of all of the provisions of this Note and in the taking of all such actions as may be necessary or appropriate in order to protect the conversion rights of the Purchaser against impairment.

9.          Events of Default. Each of the following shall constitute an “Event of Default” hereunder:

(a)         The Borrower shall fail to pay any principal, interest or other amount payable hereunder on the applicable due date and such failure continues for five (5) days;

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(b)         The Borrower shall (1) voluntarily terminate operations or apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of the Borrower or of all or a substantial part of the assets of the Borrower, (2) admit in writing its inability, to pay debts as the debts become due, (3) make a general assignment for the benefit of its creditors, (4) commence a voluntary case under the Federal Bankruptcy Code (as now or hereafter in effect), (5) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, (6) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Federal Bankruptcy Code or applicable state bankruptcy laws or (7) take any corporate action for the purpose of effecting any of the foregoing;

(c)        Without the Borrower’s application, approval or consent, a proceeding shall be commenced, in any court of competent jurisdiction, seeking in respect of the Borrower the liquidation, reorganization, dissolution, winding-up, or composition or readjustment of debt, the appointment of a trustee, receiver, liquidator or the like relief in respect of the Borrower or all or any substantial part of the assets of the Borrower, or other like relief in respect of the Borrower under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; and, if the proceeding is being contested in good faith by the Borrower, the same shall continue undismissed, or unstayed and in effect for any period of ninety (90) consecutive days, or an order for relief against the Borrower shall be entered in any case under the Federal Bankruptcy Code or applicable bankruptcy laws;

(d)          The Borrower shall violate, or be in default under, any material agreement, instrument or other document relating to any indebtedness for money borrowed, and such default persists beyond any applicable cure period;

(e)         The Borrower’s representations and warranties contained in the Note Purchase Agreement shall prove to have not been true in any material respect when made; or

(f)         The Borrower shall be in material breach of any of covenant or agreement contained in the Note Purchase Agreement.

If any Event of Default shall occur, then, (i) at any time thereafter while such Event of Default is continuing, the Lender by written notice to the Borrower (the “Default Notice”) may declare the entire unpaid principal amount of this Note, together with all accrued and unpaid interest thereon, to be due and payable immediately and (ii) the rate of interest accruing on the Balance shall increase to twenty-four percent (24.0%).

10.         Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York.

11.         Collection Expenses. The Borrower further agrees, subject only to any limitation imposed by applicable law, to pay all expenses, including reasonable attorneys’ fees, incurred by the holder of this Note in endeavoring to collect any amounts payable hereunder which are not paid when due.

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12.         Amendment. Any provision of this Note, except for the principal amount of this Note and the interest rate in connection therewith, may be amended or waived with the written consent of Borrower and the Lender.

13.         Waiver. Borrower hereby waives presentment, protest, demand for payment, notice of dishonor, and any and all other notices or demands in connection with the deliver, acceptance, performance, default, or enforcement of this Note.

14.         Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

15.          Addresses for Notices, etc. Any notice required or permitted hereunder shall be given in writing and shall be conclusively deemed effectively given upon personal delivery or delivery by courier, or on the first business day after transmission if sent by confirmed facsimile transmission, in each case addressed (i) if to Borrower, as set forth below the Borrower’s name on the signature page of this Note, and (ii) if to Lender, at Lender’s address as set forth below Lender’s name on the signature page of this Note, or at such other address as the Borrower or Lender may designate by advance written notice to the other parties hereto.

16.         Headings; Interpretation. In this Note, (i) the meaning of defined terms shall be equally applicable to both the singular and plural forms of the terms defined; (ii) the captions and headings are used only for convenience and are not to be considered in construing or interpreting this Note and (iii) the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”. All references in this Note to sections, paragraphs, exhibits and schedules shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto, all of which exhibits and schedules are incorporated herein by this reference.

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A-5

IN WITNESS WHEREOF, the undersigned has caused this instrument to be executed by its duly authorized officers as of the date first above written.

BORROWER:	BIODRAIN MEDICAL, INC.

By:
Name:
Title:

Address:

Acknowledged and agreed by Lender:

Dr. Samuel Herschkowitz

Address:

EXHIBIT B

Permitted Notes

Dr. Samuel Herschkowitz, principal amount of $240,000

Evergreen Capital, LLC, principal amount of $100,000

SOK Partners, LLC, principal amount of $600,000